Exhibit 5.1

May 26, 2015

Cott Corporation

5519 West Idlewild Avenue

Tampa, Florida 33634

Dear Ladies/Gentlemen:

Re:	Cott Corporation

We are acting as Ontario counsel to Cott Corporation (the “Company”) in connection with the Registration Statement on Form S-3 (as such may hereafter be amended or supplemented, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission in connection with the registration under the United States Securities Act of 1933, as amended, relating to the offering from time to time, as set forth in the prospectus contained in the Registration Statement and as to be set forth in one or more supplements to the prospectus, of the Company’s: (i) debt securities (the “Debt Securities”); (ii) common shares (the “Common Shares”); (iii) preferred shares (the “Preferred Shares”); (iv) fractional interests in Preferred Shares, as represented by depositary shares (the “Depositary Shares”); (v) warrants to purchase Debt Securities (the “Debt Warrants”); (vi) warrants to purchase Common Shares (the “Common Share Warrants”); (vii) warrants to purchase Preferred Shares (the “Preferred Share Warrants”); (viii) warrants to purchase Depositary Shares (the “Depositary Share Warrants”); (ix) contracts obligating holders to purchase from the Company, and obligating the Company to sell to the holders, Common Shares at a future date or dates (the “Stock Purchase Contracts”); and (x) units consisting of a Stock Purchase Contract and either Debt Securities or debt obligations of third parties, securing the holders’ obligations to purchase Common Shares under such Stock Purchase Contract (the “Units”) with an aggregate offering price set forth in the Registration Statement. The Debt Warrants, Common Share Warrants, Preferred Share Warrants and Depositary Share Warrants are collectively referred to as the “Warrants” and the Warrants, together with the Debt Securities, the Common Shares, the Preferred Shares, the Depositary Shares, the Stock Purchase Contracts and the Units are collectively referred to as the “Securities”. Any Debt Securities or Preferred Shares may be convertible into, or exchangeable for, Common Shares or other Securities.

The Debt Securities will be issued in one or more series and may be either senior debt securities (the “Senior Debt Securities”) issued pursuant to an indenture to be entered into (the “Senior Indenture”) between the Company and a trustee to be identified therein, or subordinated debt securities (the “Subordinated Debt Securities”) issued pursuant to an indenture to be entered into (the “Subordinated Indenture”) between the Company and a trustee to be identified therein. The Debt Securities may be guaranteed by any of 2011438 Ontario Ltd., 804340 Ontario Ltd., 967979 Ontario Limited and 156775 Canada Inc. (collectively, the Canadian Subsidiaries”) and certain of the Company’s U.S. subsidiaries (any such guarantees by the Canadian Subsidiaries, the “Guarantees”). The Debt Warrants will be issued under one or more debt warrant agreements (each, a “Debt Warrant Agreement”), the Common Share Warrants will be issued under one or more common share warrant agreements (each, a “Common Share Warrant Agreement”), the Preferred Share Warrants will be issued under one or more preferred share warrant agreements (each, a

“Preferred Share Warrant Agreement”) and the Depositary Share Warrants will be issued under one or more depositary share warrant agreements (each, a “Depositary Share Warrant Agreement” and, together with the Debt Warrant Agreements, the Common Share Warrant Agreements and the Preferred Share Warrant Agreements, the “Warrant Agreements”) each to be between the Company and a financial institution to be identified therein as warrant agent (each, a “Warrant Agent”).

1.	Examinations

In connection with our opinion set out herein, we have examined executed originals or copies identified to our satisfaction of the following documents and records:

a)	the Registration Statement;

b)	the articles of amalgamation, articles of amendment and by-laws of the Company;

c)	the articles and by-laws of each Canadian Subsidiary; and

d)	certificates of compliance for the Company and each Canadian Subsidiary dated as of May 25, 2015, issued by Industry Canada or the Ministry of Government Services (Ontario), as applicable (each, a “Compliance Certificate”, and collectively, the “Compliance Certificates”).

We have also made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of directors, officers and public officials and of such other certificates, documents and records as we have considered necessary or relevant for the purposes of the opinions hereinafter expressed. As to various questions of fact relevant to the opinions rendered herein, we have relied exclusively and without independent verification upon certificates and correspondence of public officials, certificates of an officer of the Company and of each of the Canadian Subsidiaries dated the date of this opinion letter (each, an “Officer’s Certificate”, and collectively, the “Officer’s Certificates”) and the Compliance Certificates. We have considered such questions of law and made such other investigations, as we have deemed relevant or necessary as a basis for the opinion expressed below in this opinion letter.

2.	Assumptions and Reliance

In connection with our opinions set out herein, we have assumed the genuineness of all signatures, the legal power, capacity and authority of individuals executing documents, the genuineness and authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, scanned or photostatic copies or facsimiles, no change in status of any of the Company and the Canadian Subsidiaries from the date of the applicable Compliance Certificate, any approval by the board of directors of the Company or of any of the Canadian Subsidiaries or any issuance of Securities will be in accordance with the Company’s constating documents and the terms of the applicable agreements governing and instruments evidencing such Securities, the resolutions of the board of directors attached to the Company’s Officer’s Certificate, applicable laws and the rules and regulations of the Toronto Stock Exchange, and the accuracy of all factual matters in the Officer’s Certificates and the attachments thereto. We have also relied upon the accuracy and authenticity of the documents examined or otherwise provided.

3.	Jurisdiction

We are solicitors qualified to practice law only in the Province of Ontario. We have not made an examination of the laws of any jurisdiction other than the laws of the Province of Ontario and the federal laws of Canada applicable therein and we do not express or imply any opinion in respect of the laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein.

4.	Opinion

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Senior Indenture will, when duly approved by the board of directors of the Company (the “Board”), be duly authorized by all necessary corporate action on the part of the Company.

2.	The Senior Debt Securities (including Senior Debt Securities issuable upon conversion of or exchange for any Security or upon exercise of any Debt Warrant) will, when duly authorized for issuance by the Board, be duly authorized by all necessary corporate action on the part of the Company and, when the final terms of the applicable Senior Debt Securities have been duly established and approved by the Board and such Senior Debt Securities are issued and delivered in accordance with the terms of the Senior Indenture against payment therefor, such Senior Debt Securities will be validly issued.

3.	The Subordinated Indenture will, when duly approved by the Board, be duly authorized by all necessary corporate action on the part of the Company.

4.	The Subordinated Debt Securities (including Subordinated Debt Securities issuable upon conversion of or exchange for any Security or upon exercise of any Debt Warrant) will, when duly authorized for issuance by the Board, be duly authorized by all necessary corporate action on the part of the Company and, when the final terms of the applicable Subordinated Debt Securities have been duly established and approved by the Board and such Subordinated Debt Securities are issued and delivered in accordance with the terms of the Subordinated Indenture against payment therefor, such Subordinated Debt Securities will be validly issued.

5.	The Guarantees will, when duly approved by the board of directors of each of the Canadian Subsidiaries offering such Guarantees, be duly authorized by all necessary corporate action on the part of each such Canadian Subsidiary.

6.	The Common Shares (including Common Shares issuable upon conversion of or exchange for any Security or upon exercise of any Common Share Warrant) will, when duly approved for issuance by the Board, be duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered against payment therefor, will be validly issued as fully paid and non-assessable common shares in the capital of the Company.

7.	The Preferred Shares (including Preferred Shares issuable upon conversion of or exchange for any Security or upon exercise of any Preferred Share Warrant) will, when duly approved for issuance by the Board, be duly authorized by all necessary corporate action on the part of the Company and, when the final terms of the applicable Preferred Shares have been duly established and approved by the Board and when all action necessary for creation of such Preferred Shares has been taken including, without limitation, the filing of articles of amendment, such Preferred Shares will be validly created and, when issued and delivered against payment therefor, will be validly issued as fully paid and non-assessable shares in the capital of the Company.

8.	The Depositary Shares and any applicable Depositary Share Warrant Agreement will, when duly approved by the Board, be duly authorized by all necessary corporate action on the part of the Company.

9.	The Warrants and any applicable Warrant Agreement will, when duly approved by the Board, be duly authorized by all necessary corporate action on the part of the Company.

10.	The Stock Purchase Contracts will, when duly approved by the Board, be duly authorized by all necessary corporate action on the part of the Company.

11.	The Units will, when duly approved by the Board, be duly authorized by all necessary corporate action on the part of the Company.

5.	Limitation

We undertake no duty to amend any of the opinions set forth herein following the date of this opinion letter with respect to changes in matters of law or fact which may occur following the date hereof, and reliance on this opinion letter after the date of this opinion letter must be made with the assumption that there has been no change in the relevant law or facts insofar as they may affect the subject matter of this opinion letter.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act of 1933. We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder.

Yours very truly,

/s/ Goodmans
“Goodmans”